Exhibit 99(a)(1)(F)

NOTICE OF CHANGE IN ELECTION FROM REJECT TO ACCEPT

If you previously elected to reject Ditech Communications Corporation’s (“Ditech”) Offer to Exchange, and you would like to change your election and accept the Offer, you must sign this Notice and a new Election Form and return both to Kimberly Canigiula at Ditech before 5:00 p.m., Pacific Time, on March 19, 2003, unless the Offer is extended. This Notice of Change in Election may be sent via mail or courier to the attention of Kimberly Canigiula at Ditech’s corporate offices in Mountain View, California. Notices will also be accepted via facsimile at (650) 564-9592 or via email at Kcanigiula@ditechcom.com.  If you do elect to return this Notice and a new Election Form via email or facsimile, please provide us with original executed copies of both documents as soon as possible. If you have questions regarding the process for returning this Notice, please contact Kimberly Canigiula via email at Kcanigiula@ditechcom.com.  Alternatively, you may reach Kimberly Canigiula via telephone at (650) 623-1357.

To Ditech:

I previously received a copy of the Offer to Exchange (dated February 19, 2003), the cover letter, the Summary of Terms and an Election Form.  I signed and returned the Election Form, in which I elected to reject Ditech’s Offer to Exchange.  I now wish to change that election, and accept Ditech’s Offer to Exchange. I understand that by signing this Notice and a new Election Form and delivering both forms pursuant to the instructions above, I will be able to withdraw my rejection of the Offer and accept the Offer to Exchange instead.  I have read and understand all of the terms and conditions of the Offer to Exchange.

I understand that in order to accept the Offer, I must sign and deliver this Notice and a new Election Form to Kimberly Canigiula at Ditech’s corporate offices in Mountain View, California before 5:00 p.m., Pacific Time, on March 19, 2003, or if Ditech extends the deadline to exchange options, before the extended expiration of the Offer.

I have completed and signed the following exactly as my name appears on my original Election Form.  By executing this form, I hereby bind my successors, assigns and legal representatives.

I accept the offer to exchange options as indicated in the Election Form completed as of the date hereof.

Date:
Optionee Signature

Name:
(Please print)

Ditech hereby agrees and accepts this Notice of Change in Election from Reject to Accept, and such acceptance shall be binding on Ditech’s successors, assigns and legal representatives:

DITECH COMMUNICATIONS CORPORATION

By:	Date:

Title: